Exhibit 10.4

Form 49-76P

(Rev. 8-22-96)

PATENT AGREEMENT BETWEEN TECHNICAL EMPLOYEES OF

TAYLOR DEVICES, INC. AND TAYCO DEVELOPMENTS, INC.

This agreement made this 22nd day of October ,1999 between David A. Lee , residing at 1819 Idaho Avenue, Santa Monica, CA 90403, (hereinafter called "Employee") and TAYLOR DEVICES, INC. and TAYCO DEVELOPMENTS, INC., New York corporations having their principal place of business at North Tonawanda, New York 14120 (hereinafter called DEVICES and TAYCO).

PREAMBLE

There exists between Taylor Devices, Inc., the licensee and Tayco Developments, Inc., the licensor, a close relationship and intermingling of stock ownership, officers, developments, research and co-partnership in split royalties and development of new uses of TAYCO'S patented principles. This relationship is covered in an existing agreement between TAYCO and DEVICES which is being strengthened for common advances. This more liberal patent agreement for remuneration for Taylor Devices technical employees from Tayco, for inventions, is part of this overall program of advancement.

TAYCO AND DEVICES believes the normal incentives to employees, particularly technical people, to think creatively for their benefit and for the benefit of the corporations is stifled by a lack of incentive in remuneration tied to patents the corporation can secure on technical employees creativity. TAYCO is willing to invest in the development costs and the patent applications of DEVICE'S employees and will reimburse or authorize charges from DEVICES for authorized development costs and pay patent costs on development projects TAYCO feels has merit or patent possibilities. TAYCO feels that with costs reimbursed to DEVICES, production management of that company will be more kindly disposed to schedule and build the necessary prototypes and assist in their tests of ingenious developments of Device's employees.

WHEREAS, it is, therefore, in the interest of both employees of DEVICES and TAYCO for the employee to spend time being ingenious, in making inventions, improvements, and modifications relating to the present fields of endeavor of Tayco Developments, Inc. and its principal licensee, Taylor Devices, Inc. and to possibly devise, develop and for TAYCO to patent inventions outside the present scope of the business to broaden and diversify the business patent base of both corporations:

NOW, THEREFORE, TAYCO agrees to pay all development and patent costs on any new invention it accepts in writing and to pay a percentage of royalties it receives to Device's employees for inventions and patents licensed to Devices or to others.

Should a determination that patentability or commercial sales be doubtful on a development relating to the then current corporations technology, DEVICES and TAYCO agree the device or invention in question will be released to the inventor upon written request of the inventor within six months of the receipt of said request. In such an occurrence TAYCO and DEVICES will retain a non-exclusive license to manufacture such device with the right to sublicense it to others.

In the event the device or invention is remote from DEVICES or TAYCO'S technology, product lines, research or possible direction and DEVICES and TAYCO expresses no interest in writing to invest in developing or patenting such a device, it will be released to the inventor upon a dated written request, without restrictions, within six months of the conclusion of the investigation on the merits of the invention or one year from formal submittal by the employee whichever occurs first.

If DEVICES or TAYCO accepts such disclosure for possible patent protection TAYCO will exercise reasonable efforts, within the limits of its available capital, to secure patent protection and to promote its sale.

In consideration of the foregoing and the mutual covenants and conditions herein contained and the sum of one hundred dollars (100.00) by each of the parties to the other in hand paid 90 days after the commencement of employment and other good and valuable consideration, the parties agree as follows:

(1) TAYCO will pay each inventor $50.00 upon the filing of any invention as a patent application. TAYCO will pay each inventor $100.00 upon the granting of any patent.

(2) TAYCO will pay a royalty of five percent (5%) of what TAYCO receives in royalties from inventions under license to others based on the subject matter of patents of a nature related to the Liquid Spring, energy absorption line of products assigned by the employee of DEVICES or TAYCO To TAYCO and licensed to Taylor Devices, et. al.

3. To facilitate disclosure and foster the development of possible inventions of a revenue producing nature outside the scope of the companies, present field of endeavor and to broaden and diversify TAYCO'S patent domain and revenues, and Taylor Devices commercial base, TAYCO will pay to the inventor (s) a royalty of 10% of what it receives on such inventions after it has recovered its development, patent and other costs.

4. On issued patents TAYCO will pay the inventor (s) $50.00 a year minimum royalty.

5. TAYCO may at its option, release the issued patent to the inventor after which all royalty payments from TAYCO shall cease.

6. Where more than one patent assigned to TAYCO relates to a particular device, the total royalty paid to all inventors shall not exceed the agreed royalty rate as scheduled herein.

7. Where there are a plurality of patents on a device and such patents are based on inventions assigned to DEVICES or TAYCO by a plurality of inventors, the payments to each participant will be determined in accordance with the importance of his patent or patents relating to said device and such determination will be made solely by management of TAYCO.

8. The present agreement shall inure to the heirs and assigns of the inventor and shall be effective for the life term of the last mentioned patent under which royalties will be paid.

IN WITNESS WHEREOF, TAYLOR DEVICES, INC. and TAYCO DEVELOPMENTS, INC. has caused this instrument to be signed and their corporate seals to be hereunto affixed by its duly appoint officers this day and year of October 22, 1999.

TAYCO DEVELOPMENTS, INC.

/s/David A. Lee                                                            By: /s/Douglas P. Taylor

Employee                                                                           President

Taylor Devices, Inc. hereby approves and consents to the Patent Agreement by TAYCO with DEVICES employees attached hereto.

                                                                                    TAYLOR DEVICES, INC.

                                                                                    By: /s/Douglas P. Taylor

                                                                                           President

TAYCO DEVELOPMENTS, INC.

PAYMENT SCHEDULE FOR

EMPLOYEE PATENT AGREEMENT

Form 49-76P (Rev. 8-22-96)

1. Issue $100.00 to the technical employee upon signing form #49-76.P payable within 90 days of employment.

2. Pay $50.00 upon an Assignment of a patent application.

3. Pay $100.00 upon granting of each patent.

4. An annual royalty will be paid on issued patents to the inventor in an amount to be agreed.

5. Tayco management will review patents to determine their value and payment schedule.